As filed with the Securities and Exchange Commission on October 15, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOPSPIN MEDICAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	510394637
(State or Other Jurisdiction	(I.R.S. Employer Identification Number)
of Incorporation or Operation)
Global Park
2 Yodfat Street, Third Floor
North Industrial Area
Lod 71291
Israel
972-8-9200033
(Address of Principal Executive Offices, including Zip Code)

TopSpin Medical, Inc. 2001 Israeli Stock Option Plan
TopSpin Medical, Inc. 2003 Israeli Stock Option Plan
(Full Title of the Plans)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, DE 19808
1-800-927-9800
(Name, Address And Telephone Number, Including Area Code, of Agent For Service)

Copies of communications to:
Benjamin Strauss, Esq.
Pepper Hamilton LLP
Hercules Plaza, Suite 5100
1313 Market Street
P.O. Box 1709
Wilmington, DE 19899
(302) 777-6500

CALCULATION OF REGISTRATION FEE

	Amount to be		Proposed Maximum		Proposed Maximum	Amount of
Title of Shares to be Registered	Registered (1)		Offering Price Per Share		Aggregate Offering Price	Registration Fee
Common Stock, par value $0.001 per share	300,000	(2)	$0.18	(3)	$54,000.00	$1.66
Common Stock, par value $0.001 per share	32,163,448	(4)	$0.18	(3)	$5,789,421.00	$177.74
Common Stock, par value $0.001 per share	4,836,552	(5)	$0.18	(3)	$870,579.00	$26.73
Total	37,300,000					$206.13

(1)	Pursuant to Rule 416(b), there shall also be deemed covered hereby such additional shares as may result from anti-dilution adjustments which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Consists of shares of Common Stock issuable under the 2001 Israeli Stock Option Plan.

(3)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended (the “Securities Act”). The price and fee are computed based upon 0.729 New Israel Shekels (NIS), the average of the high and low prices for the Common Stock reported on the Tel Aviv Stock Exchange on October 11, 2007. For purposes of calculating the registration fee in U.S. Dollars, the NIS/Dollar exchange rate of 4.041 NIS for $1.00 has been used so that 0.729 NIS equals $0.18. This exchange rate is current as of October 11, 2007.

(4)	Consists of shares of Common Stock issuable under the 2003 Israeli Stock Option Plan.

(5)	Consists of shares that have been issued and are outstanding pursuant to the exercise of options to purchase Common Stock that were granted under the 2003 Israeli Stock Option Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
          The document(s) containing the information specified in Part I of this Form S-8 Registration Statement (the “Registration Statement”) will be sent or given to participants in the 2001 Israeli Stock Option Plan and the 2003 Israeli Stock Option Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
          TopSpin Medical, Inc. (the “Registrant”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. Such documents are incorporated by reference in the Section 10(a) prospectus. The Registrant also will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, documents that are required to be delivered pursuant to Rule 428(b) of the Securities Act. Requests should be directed to TopSpin Medical, Inc., Global Park, 2 Yodfat Street, Third Floor, North Industrial Area, Lod 71291 Israel, Attention: Eyal Kolka, Chief Financial Officer, telephone number 972-8-9200033.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents which have been filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
          (a) The Registrant’s prospectus dated September 11, 2007 filed with the Commission pursuant to Rule 424(b) under the Securities Act.
          (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2006, including the following reports:
(i) the Registrant’s Current Report on Form 8-K filed on August 2, 2007;
(ii) the Registrant’s Current Report on Form 8-K filed on August 7, 2007;
(iii) the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2007 filed on August 15, 2007;
(iv) the Registrant’s Current Report on Form 8-K filed on September 20, 2007;
(v) the Registrant’s Current Report on Form 8-K filed on October 1, 2007; and
(vi) the Registrant’s Current Report on Form 8-K filed on October 9, 2007.
          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
Common Stock
          Our authorized capital stock consists of 500,000,000 shares of Common Stock, par value $0.001 per share. As of the date hereof, there were 186,141,173 shares of Common Stock outstanding and held of record by 48 stockholders. These shares include Common Stock issued prior to and as a part of our 2005 initial public offering in Israel, Common Stock issued as part of an ongoing primary offering which began on June 6, 2007, Common Stock issued from the conversion of our previously-issued preferred stock in 2005 and Common Stock issued from the exercise of options and warrants. All shares are listed on the Tel Aviv Stock Exchange (“TASE”) under the symbol “TOPMD.”
          The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. The remaining directors may fill a vacancy on the Board of Directors, if the vacancy occurred by reason of death, resignation or the creation of a new directorship. At least two directors must at all times have been elected by our stockholders according to such situations where either (1) the majority of the votes at the stockholder meeting includes at least one third of all of the votes by stockholders who are not controlling stockholders or their representatives, not counting abstentions or (2) the total number of opposing votes by the non-controlling stockholders does not exceed 1% of all the voting rights.
          Dividends may be declared by our Board of Directors at any regular or special meeting and may be paid in cash or property or in shares of capital stock. The directors may set apart a reserve available for dividends for any proper purpose. We have not distributed a dividend since the time of our incorporation and we have not established a policy of dividend distribution. On August 25, 2005, we undertook not to distribute any dividend or other payment to the stockholders pending the deposition of our securities in the Depository Trust Company or another arrangement approved by the TASE. Our Board of Directors made this undertaking at the request of the TASE because the TASE does not currently have any procedures in place regarding U.S. companies distributing dividend payments. We agreed not to distribute dividends until the time that the TASE created such procedures. Thus, there is no present intent to distribute dividends but we may consider such a distribution in the future.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          The Registrant is a Delaware corporation. Article XII of our Certificate of Incorporation provides to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”), that our directors or officers will not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. Section 145 of the DGCL provides that a corporation may indemnify directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification is permitted only for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification for expenses where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

          Section 23 of our Bylaws provides that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of ours, or is or was serving at our written request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees as incurred) reasonably incurred by him.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7. Exemption From Registration Claimed.
          Not applicable.
Item 8. Exhibits.
4.1	TopSpin Medical, Inc. 2001 Israeli Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form SB-2 (File No. 333-142242) filed on April 20, 2007).

4.2	TopSpin Medical, Inc. 2003 Israeli Stock Option Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form SB-2 (File No. 333-142242) filed on April 20, 2007).

5.1	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1	Consent of Kost Forer Gabbay & Kasierer.

23.2	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1).

24.1	Powers of Attorney.
     Item 9. Undertakings.
(a)	The undersigned small business issuer hereby undertakes:
(1) To file, during any period in which it offers or sales securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;
(2) That, for the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lod, Israel on October 15, 2007.

TOPSPIN MEDICAL, INC.
By:	/s/ Yaron Tal
Yaron Tal
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2007:

SIGNATURE	TITLE
/s/ Yaron Tal Yaron Tal	Chief Executive Officer and President (principal executive officer)

/s/ Eyal Kolka Eyal Kolka	Chief Financial Officer and Secretary (principal financial and accounting officer)

* Michael Berman	Chairman of the Board of Directors

* Erez Golan	Director

* Zvi Schechter	Director

* Nissim Darvish	Director

* Neil Cohen	Director

* Gil Bianco	Director

* Ora Setter	Director

* By:	/s/ Eyal Kolka
Eyal Kolka, as Attorney-in-Fact

EXHIBIT INDEX

Exhibits
4.1	TopSpin Medical, Inc. 2001 Israeli Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form SB-2 (File No. 333-142242) filed on April 20, 2007).

4.2	TopSpin Medical, Inc. 2003 Israeli Stock Option Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form SB-2 (File No. 333-142242) filed on April 20, 2007).

5.1	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1	Consent of Kost Forer Gabbay & Kasierer.

23.2	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1).

24.1	Powers of Attorney.